Exhibit 12.1

Statement regarding computation of earning to fixed charges of HomeBanc Corp.

	For the Years Ended					For the Six Months Ended
	12/31/2000	12/31/2001	12/31/2002	12/31/2003	12/31/2004	6/30/2004	6/30/2005
	(in thousands, except ratios)
Fixed Charges
Interest Expense	$14,447	$18,897	$14,579	$17,387	$49,646	$12,946	$71,047
Rental Exp Interest	1,355	2,241	2,605	3,028	3,533	1,761	1,884

	$15,802	$21,138	$17,184	$20,415	$53,179	$14,707	$72,931

Earnings
Pre-Tax Income	$(17,291)	$1,750	$15,094	$13,389	$(66,610)	$(27,528)	$(16,372)
Income from Equity Investees	—	—	—	(168)	(420)	(154)	(514)
Fixed Charges	15,802	21,138	17,184	20,415	53,179	14,707	72,931
Minority Interest	—	—	—	68	165	74	125

	$(1,489)	$22,888	$32,278	$33,704	$(13,686)	$(12,901)	$(56,170)

RATIO	(0.09)	1.08	1.88	1.65	(0.26)	(0.88)	(0.77)

Deficiency (1)	$17,291	—	—	—	$66,865	$27,608	$16,761

(1) Required increase in pre-tax earnings to cover deficiency

Statement regarding computation of earning to fixed charges of HomeBanc Mortgage Corporation

	For the Years Ended					For the Six Months Ended
	12/31/2000	12/31/2001	12/31/2002	12/31/2003	12/31/2004	6/30/2004	6/30/2005
	(in thousands, except ratios)
Fixed Charges
Interest Expense	$14,125	$16,098	$12,544	$16,404	$20,018	$7,995	$11,707
Rental Exp Interest	1,355	2,241	2,605	3,028	3,533	1,761	1,884

	$15,480	$18,339	$15,149	$19,432	$23,551	$9,756	$13,591

Earnings
Pre-Tax Income	($16,969)	$4,639	$17,129	$15,796	($76,735)	($10,101)	($40,536)
Income from Equity Investees	—	—	—	(168)	(420)	(154)	(514)
Fixed Charges	15,480	18,339	15,149	19,432	23,551	9,756	13,591
Minority Interest	—	—	—	68	165	74	125

	$(1,489)	$22,978	$32,278	$35,128	$(53,439)	$(425)	$(27,334)

RATIO	(0.10)	1.25	2.13	1.81	(2.27)	(0.04)	(2.01)

Deficiency (1)	$16,969	—	—	—	$76,990	$10,181	$40,925

(1) Required increase in pre-tax earnings to cover deficiency